Exhibit 4.1

TRI POINTE GROUP, INC.

As the COMPANY

THE GUARANTORS PARTY HERETO

5.25% Senior Notes due 2027

Second Supplemental Indenture

Dated as of June 8, 2017

U.S. BANK NATIONAL ASSOCIATION,

Trustee

TABLE OF CONTENTS

		Page

ARTICLE ONE

SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01.	General	1
Section 1.02.	Specified Modifications in Respect of the Notes	2

ARTICLE TWO

CERTAIN DEFINITIONS

ARTICLE THREE

COVENANTS

Section 3.01.	Reports to Holders	10
Section 3.02.	Restrictions on Secured Debt	10
Section 3.03.	Restrictions on Sale and Leaseback Transactions	12
Section 3.04.	Additional Note Guarantees	12
Section 3.05.	[Reserved]	13
Section 3.06.	Change of Control Offer	13
Section 3.07.	Limitations on Mergers, Consolidations, Etc.	14

ARTICLE FOUR

DEFAULTS

Section 4.01.	Events of Default	15
Section 4.02.	Acceleration	17

ARTICLE FIVE

GUARANTEE OF NOTES

Section 5.01.	Note Guarantee	17
Section 5.02.	Execution and Delivery of Note Guarantee	17
Section 5.03.	Limitation of Note Guarantee	18
Section 5.04.	Release of Guarantor	18
Section 5.05.	Waiver of Subrogation	19

ARTICLE SIX

DEFEASANCE

Section 6.01.	Conditions to Legal Defeasance or Covenant Defeasance	19
Section 6.02.	Discharge of Indenture	21

-i-

ARTICLE SEVEN

MISCELLANEOUS

Section 7.01.	Governing Law	21
Section 7.02.	No Adverse Interpretation of Other Agreements	21
Section 7.03.	No Recourse Against Others	22
Section 7.04.	Successors and Assigns	22
Section 7.05.	Duplicate Originals	22
Section 7.06.	Severability	22

Exhibit A	Form of Note
Exhibit B	Form of Notification on Note of Guarantee

Second Supplemental Indenture dated as of June 8, 2017 (“Supplemental Indenture”), to the Indenture dated as of May 23, 2016 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”), by and among TRI Pointe Group, Inc., a Delaware corporation (the “Company”), each of the subsidiaries of the Company that are signatories hereto as the Guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (including any successor replacing such person in accordance with the applicable provisions of the Indenture, the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Notes (each as defined herein):

WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities (the “Securities”) to be issued in one or more Series as in the Base Indenture provided;

WHEREAS, the Company and the Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a Series of Securities designated as its 5.25% Senior Notes due 2027, substantially in the form attached hereto as Exhibit A (including any Additional Notes, as defined below, the “Notes”), initially guaranteed by the Guarantors, on the terms set forth herein;

WHEREAS, Section 2.01 of the Base Indenture provides that a supplemental indenture may be entered into by the Company, the Guarantors and the Trustee without the consent of Holders for such purpose provided certain conditions are met;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof the Company and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

Scope of Supplemental Indenture

Section 1.01.         General.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may have been or may hereafter be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.

Pursuant to this Supplemental Indenture, there is hereby created and designated the Notes as a Series of Securities under the Base Indenture entitled “5.25% Senior Notes due 2027.” The Notes shall be substantially in the form of Exhibit A hereto and will mature and bear interest as provided in such form and have the other terms and conditions set forth therein, this Supplemental Indenture and the Base Indenture (to the extent not superseded hereby). The Company shall pay interest on overdue principal at 5.25%; it shall pay interest on overdue installments of interest (to the extent lawful) at 5.25%. The Notes shall be guaranteed by the Guarantors as provided in this Supplemental Indenture and the form of Exhibit B hereto. The Trustee will initially be the Registrar and Paying Agent for the Notes, and DTC will initially be the Depositary for the Notes. The covenants provided in Article Three of this Supplemental Indenture are applicable (unless waived or amended as provided in the Indenture) so long as the Notes are outstanding or until defeasance or other discharge pursuant to the Indenture. An aggregate principal amount of $300.0 million of Notes will be issued on the Issue Date. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more issuances from time to time on the same terms and conditions, except for issue date, and if applicable, the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of same Series, and with the same CUSIP numbers as the Notes offered hereby (to the extent permissible under applicable law) without the consent of Holders of the Notes, except that if any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. The Notes initially issued hereunder and any such Additional Notes shall vote on all matters, and otherwise be treated as, a single Series for all purposes under the Indenture.

The Company may optionally redeem the Notes as provided in the Notes.

Section 1.02.        Specified Modifications in Respect of the Notes.

(1)        Section 5.01 of the Base Indenture shall be deleted in its entirety and replaced by Section 3.07 of this Supplemental Indenture.

(2)        Section 7.05 of the Base Indenture shall apply in respect of the Notes; provided that the Trustee shall not have any discretion to withhold any notice of the Default with respect to any breach of Section 3.06 hereof, irrespective of any determination that withholding of such notice is in the interest of the Holders of the Notes.

(3)        “Event of Default” as set forth in Section 6.01 of the Base Indenture shall be replaced by “Event of Default” as set forth in Section 4.01 of this Supplemental Indenture.

(4)        Section 6.06 of the Base Indenture shall apply in respect of the Notes; provided that clause (2) thereof shall be amended by replacing “of at least a majority” with “at least 25%” under this Supplemental Indenture.

(5)        Section 7.05 of the Base Indenture shall apply in respect of the Notes; provided that the reference to “90 days” shall be replaced with “60 days” under this Supplemental Indenture.

(6)        Section 8.01(d) of the Base Indenture shall be deleted in its entirety and replaced by Section 6.01 of this Supplemental Indenture, and Section 8.01(e) of the Base Indenture shall be deleted in its entirety and replaced by Section 6.02 of this Supplemental Indenture.

(7)        Article Ten of the Base Indenture shall apply in respect of the Notes; provided that, (1) the Company may amend the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in compliance and in accordance with the limitations set forth in the Indenture, or to comply with the rules of the Depositary and (2) notwithstanding anything to the contrary in the Base In-

denture and this Supplemental Indenture, any amendment or waiver of Section 3.06 hereof (prior to the occurrence of a Change of Control Triggering Event) will require consent of Holders of a majority of the outstanding principal amount of Notes.

ARTICLE TWO

Certain Definitions

The following terms have the meanings set forth below in this Supplemental Indenture. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture. To the extent terms defined herein differ from the Base Indenture the terms defined herein will govern.

“Adjusted Net Assets” of a Guarantor at any date means the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts and all other fixed and contingent liabilities (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law or by or against any Person for whom the Company or a Restricted Subsidiary has executed a Springing Guarantee for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if (i) such involuntary case is filed in whole or in part by the Company or a Restricted Subsidiary, any member in such Person which is an Affiliate of the Company or a Restricted Subsidiary, or any other Affiliate of the Company or a Restricted Subsidiary, or (ii) the Company or a Restricted Subsidiary, any member in such Person which is an Affiliate of the Company or a Restricted Subsidiary, or any other Affiliate of the Company or a Restricted Subsidiary shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(1)        consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that per-

son or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Company;

(2)        (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (2), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate 100% of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(3)        the Company shall adopt a Plan of Liquidation or dissolution or any such plan shall be approved by the stockholders of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (2) above shall not constitute a Change of Control.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned subsidiary of a holding company and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Comparable Treasury Issue” means the United States Treasury security selected by at least two Reference Treasury Dealers as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount, on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if fewer than four such Reference Treasury Dealer Quotations are provided to the Company, the average of all such quotations.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Company) together with the total amount of assets that would be included on the Company’s balance sheet, not including its subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)        all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date);

(2)        investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)        all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated July 7, 2015 entered into by and among the Company, certain Subsidiaries of the Company, the financial institutions from time to time party thereto and U.S. Bank National Association as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Measurement Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each of the Company’s Subsidiaries that executes a Note Guarantee pursuant to the provisions of this Supplemental Indenture.

“Indebtedness” means

(1) any liability of any person:

(A) for borrowed money, or

(B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than (1) a trade payable or a current liability arising in the ordinary course of business and (2) contingent purchase price obligations so long as they are contingent), or

(C) for the payment of money relating to a Capitalized Lease Obligation, or

(D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; provided, however, that a Springing Guarantee shall not be deemed to be Indebtedness under this clause (2) until the earliest to occur of (a) the demand by a lender for payment under such Springing Guarantee, (b) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (c) a Bankruptcy Event;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.

“Issue Date” means June 8, 2017, the date on which the Notes are originally issued under this Supplemental Indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Land Financing” means any Indebtedness of the Company or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Liens or other recourse obligations or liabilities in respect of specific land or other real property interests of the Company or such Restricted Subsidiary; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for customary “bad boy” guarantees, indemnities (including, without limitation, environmental indemnities), covenants (including, without limitation, performance, completion or similar covenants and guarantees), or breach of any warranty, representation or covenant in respect of any Indebtedness, including liability by reason of any agreement by the Company or any Restricted Subsidiary to provide additional capital or maintain the financial con-

dition of or otherwise support the credit of the Person incurring the Indebtedness, will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Note Guarantee” means the guarantee of the Notes by the Guarantors.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Rating Category” means:

(1)        with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)        with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories).

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; or 1, 2 and 3 for Moody’s) will be taken into account (e.g., with respect to S&P a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the Notes by a Rating Agency on, or within 120 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Redeemable Capital Stock” means any capital stock of the Company or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the Notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Reference Treasury Dealer” means (a) J.P. Morgan Securities LLC and its successors and (b) any other Primary Treasury Dealer(s) selected by the Company; provided, however, that if J.P. Morgan Securities LLC ceases to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or of the portion) thereof to be redeemed and interest thereon that would be due after the related redemption date of the Notes but for such redemption; provided, however, that if such redemption date is not an Interest Payment Date (as defined in such Note) with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another real property interest (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Debt” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or on Equity Interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an Equity Interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of land and improvements thereon. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, (2) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (3) Indebtedness of the Company to any Subsidiary, (4) Indebtedness of the Company incurred in violation of Section 3.02 and 3.03 of the Indenture, (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Company and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Company or any of its Subsidiaries.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act of 1933 as such regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under Section 4.01 has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Springing Guarantee” means a guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or comparable governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means any Subsidiary that is designated by the Company (evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with this definition) as a Subsidiary resulting from any investment (including any guarantee of Indebtedness) made by the Company or any Restricted Subsidiary of the Company in joint ventures engaged in homebuilding, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof with unaffiliated third parties provided that the aggregate amount of investments in all Unrestricted Subsidiaries shall not exceed $25 million (with the amount of each investment being calculated based upon the amount of investments made on or after the date such joint venture becomes a Subsidiary); provided, further that if the Company subsequently designates a Subsidiary, which previously had been designated an Unrestricted Subsidiary, to be a Restricted Subsidiary (evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with this definition) and causes such Subsidiary to comply with Section 3.04, then the amount of any investments in such Unrestricted Subsidiary made on or after the date such joint venture became a Subsidiary shall be credited against the $25 million basket set forth in this definition (up to a maximum amount of $25.0 million).

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

ARTICLE THREE

Covenants

Section 3.01.        Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Company shall furnish to the Trustee and the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1)        all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)        all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

In addition, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

From and after the Issue Date and for so long as any Notes remain outstanding, the Company shall furnish to the Holders (with a copy to the Trustee) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.02.        Restrictions on Secured Debt.

The Company shall not, and shall not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit (and there shall be no obligation to equally and ratably secure the Notes upon) the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(i)         Liens on model homes, homes held for sale, homes that are under contract for sale, homes under development, contracts for the sale of homes and/or land (improved or unimproved), land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(ii)        Liens on property at the time of its acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations and purchase money obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or Liens on assets of a Person, in each case, existing at the time such property or Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and, in each case, not created in anticipation or contemplation thereof);

(iii)        Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(iv)        Liens incurred in connection with pollution control, industrial revenue, water, sewage or public improvement bonds or any similar bonds, or in connection with any agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds, and similar bonds, in each case, arising in the ordinary course of business;

(v)        any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its affiliates in the ordinary course of business;

(vi)        Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company or Liens securing the Company’s Indebtedness owing to a Guarantor; or

(vii)        Liens securing Indebtedness in an aggregate principal amount not to exceed $100.0 million at any one time outstanding.

Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding (i) Secured Debt permitted under clauses (i) through (vii) above and (ii) any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 3.03) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing by virtue of the definition of Secured Debt, and will not restrict or limit the Company’s or its Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Section 3.03.        Restrictions on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(i)        notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(ii)        fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of the Company delivered to the Trustee); and

(iii)        the Company or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

a.        to the redemption, repayment or retirement of the Notes or any Additional Notes, any other Securities issued under the Base Indenture or the Company’s 4.375% Senior Notes due 2019, the 4.875% Senior Notes due 2021 or 5.875% Senior Notes due 2024 (including the cancellation by the applicable trustee of any Notes or other Securities delivered by the Company to the applicable trustee) or Senior Indebtedness of the Company, or

b.        to the purchase by the Company or any Restricted Subsidiary of the Company of property substantially similar to the property sold or transferred.

In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (i) through (vii) of Section 3.02 or Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of this Section 3.03) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Section 3.04.        Additional Note Guarantees.

The Company shall cause each Wholly Owned Domestic Subsidiary that incurs (1) any Indebtedness (and/or commitments in respect thereof) under the Credit Agreement, (2) Indebtedness (and/or commitments in respect thereof) under any syndicated loan or capital markets debt securities issuance which is equal to or in excess of $125.0 million in principal amount so long as the Company or a Guarantor is the borrower, issuer or a guarantor of the Indebtedness (and/or commitments in respect thereof) or (3) a guarantee of any Indebtedness (and/or commitments in respect thereof) of the Company or a Guarantor described in the preceding clause (1) or (2), to:

(1)        execute and deliver to the Trustee (a) a supplemental indenture in form satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture and (b) a notation of guarantee in respect of its Note Guarantees; and

(2)        deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture

(a)        has been duly authorized, executed and delivered by such Restricted Subsidiary; and

(b)        constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

If, after the Issue Date, the Company or any Guarantor acquires or creates another Wholly Owned Domestic Subsidiary that incurs (1) any Indebtedness (and/or commitments in respect thereof) under the Credit Agreement, (2) Indebtedness (and/or commitments in respect thereof) under any syndicated loan or capital markets debt securities issuance which is equal to or in excess of $125.0 million in principal amount so long as the Company or a Guarantor is the borrower, issuer or a guarantor of the Indebtedness (and/or commitments in respect thereof) or (3) a guarantee of any Indebtedness (and/or commitments in respect thereof) of the Company or a Guarantor described in the preceding clause (1) or (2), then the Company shall cause such Restricted Subsidiary to:

(i)        execute and deliver to the Trustee (a) a supplemental indenture in form satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(ii)        deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture

a.        has been duly authorized, executed and delivered by such Restricted Subsidiary and

b.        constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Section 3.05. [Reserved].

Section 3.06. Change of Control Offer.

Upon the occurrence of a Change of Control Triggering Event, the Company shall be obligated to make an Offer to Purchase (the “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Payment Date”) not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Change of Control Payment Date. The Change of Control Offer shall remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs (the “Change of Control Date”), the Company shall send a notice of the Change of Control Offer, by first class mail or delivered electronically in accordance with the procedures of the Depositary, to the Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall (1) describe the transaction or transactions that constitute the Change of Control, (2) offer to purchase, pursuant to the procedures required by the Indenture and described in the notice, on the Change of Control Date and for the Change of Control Purchase Price, all of the Notes properly tendered by such Holder pursuant to such Change Of Control Offer, and (3) contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

The Company’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The Company shall comply with applicable tender rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 3.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.06 by virtue thereof.

Section 3.07.        Limitations on Mergers, Consolidations, Etc.

The Company shall not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (i) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

either:

(a)        the Company will be the surviving or continuing Person; or

(b)        the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation; and

immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing.

Except as provided under Section 5.04, no Guarantor may transfer all or substantially all of its assets to, consolidate with or merge with or into another Person, whether or not affiliated with such Guarantor, unless:

(i)        either:

(a)        such Guarantor will be the surviving or continuing Person; or

(b)        the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture; and

(ii)        immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

The Company shall deliver to the Trustee on or prior to the consummation of a transaction proposed pursuant to clause (i)(b) of the first or second paragraph of this Section 3.07 an Officers’ Certificate and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with this Indenture and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

Upon any consolidation, combination or merger of the Company or a Guarantor, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a conveyance, transfer or lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may merge into the Company or another Restricted Subsidiary and (ii) the requirements of the fourth preceding paragraph above will not apply to any transaction pursuant to which the surviving Person is not the Company or a Person that would be required to become a Guarantor under Section 3.04.

ARTICLE FOUR

Defaults

Section 4.01.        Events of Default

Each of the following is an “Event of Default”:

(i)        failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(ii)        failure by the Company to pay the principal on the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(iii)        failure by the Company or any of its Restricted Subsidiaries to comply with Section 3.07;

(iv)        failure by the Company or any of its Restricted Subsidiaries to comply with any other agreement or covenant in this Indenture and continuance of this failure for 30 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding (with a copy to the Trustee if given by the Holders);

(v)        default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Land Financing) of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(1)        is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(2)        results in the acceleration of such Indebtedness prior to its express final maturity or

(3)        results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (1), (2) or (3) has occurred and is continuing, aggregates $50.0 million or more;

(vi)        one or more judgments or orders that exceed $50.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(vii)        the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)        commences a voluntary case,

(2)        consents to the entry of an order for relief against it in an involuntary case,

(3)        consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(4)        makes a general assignment for the benefit of its creditors;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)        is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case,

(2)        appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary, or

(3)        orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(ix)        any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee or this Indenture in accordance with the terms of this Indenture and the Note Guarantee).

Section 4.02.        Acceleration

References in Section 6.02 of the Base Indenture to subclauses (5) and (6) shall be replaced with references to subclauses (vii) and (viii) of this Supplemental Indenture.

ARTICLE FIVE

Guarantee of Notes

Section 5.01.        Note Guarantee.

Subject to the provisions of this Article Five, each Guarantor, by execution of this Indenture, jointly and severally, unconditionally guarantees to each Holder (i) the due and punctual payment of the principal of and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, to the extent lawful, and the due and punctual payment of all other Obligations and due and punctual performance of all Obligations of the Company to the Holders and the Trustee all in accordance with the terms of such Note and this Indenture, and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Guarantor, by execution of this Indenture, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Indenture, any failure to enforce the provisions of any such Note or this Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Note Guarantee will not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six of the Base Indenture (as supplemented by this Supplemental Indenture) for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article Six of the Base Indenture (as supplemented by this Supplemental Indenture), such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Note Guarantee.

Section 5.02.        Execution and Delivery of Note Guarantee.

To further evidence the Note Guarantee set forth in Section 5.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form included in Exhibit B hereto, shall be endorsed on each Note authenticated and delivered by the Trustee and such Note Guarantee shall be executed by either manual or facsimile signature of an Officer or an Officer of a general partner, as the case may be, of each Guarantor. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 5.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantor.

Section 5.03.        Limitation of Note Guarantee.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under its Note Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Section 5.04.        Release of Guarantor

A Guarantor shall be released from all of its obligations under its Guarantee if:

(A)        all of the assets of such Guarantor have been sold or otherwise disposed of in a transaction in compliance with the terms of the Indenture (including Sections 3.06 and 3.07);

(B)        all of the Equity Interests held by the Company and the Restricted Subsidiaries of such Guarantor have been sold or otherwise disposed of in a transaction in compliance with the terms of the Indenture (including Sections 3.06 and 3.07);

(C)        any Guarantor merges with and into the Company or another Guarantor, with the Company or such other Guarantor surviving such merger;

(D)        any Guarantor is designated as an Unrestricted Subsidiary, in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by this Indenture,

(E)        any Guarantor ceases to guarantee any Indebtedness of the Company or any other Guarantor which gave rise to such Guarantor guaranteeing the Notes, except as a result of a discharge or release by or as a result of payment under such guarantee of such Indebtedness,

(F)        the Company exercises its Legal Defeasance option in accordance with Section 8.01(b) of the Base Indenture or Covenant Defeasance option in accordance with Section 8.01(c) of the Base Indenture, in each case as supplemented by this Supplemental Indenture; or

(G)        all obligations under the Indenture are discharged in accordance with Section 8.01(e) of the Base Indenture;

and in each such case, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

The Trustee shall execute any documents reasonably requested in writing by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article Five.

Section 5.05.        Waiver of Subrogation.

Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Note Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 5.05 is knowingly made in contemplation of such benefits.

ARTICLE SIX

Defeasance

Section 6.01.        Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to application of either paragraph (b) or paragraph (c) of Section 8.01 of the Base Indenture to the outstanding Notes:

(i)        the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Company , to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Trustee must have a valid, perfected, exclusive security interest in such trust,

(ii)        in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States in form reasonably acceptable to the Trustee confirming that:

(1)        the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(2)        since the date hereof, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(iii)        in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States in form reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(iv)        no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(v)        the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

(vi)        the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(vii)        the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (i) through (vi) and, in the case of the Opinion of Counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii) and/or (iii) and (v) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Company’s obligations and the obligations of Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Section 6.02.         Discharge of Indenture

The Company may terminate its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture, except the obligations referred to in the last paragraph of this Section 6.02, if

(ii)        all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(iii)        (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to paragraph 4 of the Notes, and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)        the Company has paid all sums payable by it under this Indenture,

(c)        the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be, and

(d)        the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

After such delivery, the Trustee shall acknowledge in writing the discharge of the Company’s and the Guarantors’ obligations under the Notes, the Note Guarantees and the Indenture except for those surviving obligations specified in Section 8.02 of the Base Indenture.

ARTICLE SEVEN

Miscellaneous

Section 7.01.        Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

Section 7.02.        No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 7.03.        No Recourse Against Others.

All liability (i) described in Paragraph 11 of the Notes, of any director, officer, employee or stockholder, as such, of the Company and (ii) described in the second paragraph of the guarantees of each Guarantor, of any stockholder, officer, director, employee, incorporator, partner, member or manager, as such, of any Guarantor, is expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes. It is understood that this limitation on recourse is made expressly for the benefit of any such shareholder, employee, officer or director and may be enforced by any of them.

Section 7.04.        Successors and Assigns.

All covenants and agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee, any additional trustee and any Paying Agents in this Supplemental Indenture shall bind its successors and assigns.

Section 7.05.        Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.06.        Severability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes.

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TRI POINTE GROUP, INC.

By:	/s/ Michael D. Grubbs
Name: Michael D. Grubbs
Title: Chief Financial Officer

TRI POINTE HOMES, INC. TRI POINTE HOLDINGS, INC. TRI POINTE COMMUNITIES, INC., as Guaranteeing Subsidiaries

By:	/s/ Bradley W. Blank
Name: Bradley W. Blank
Title: Secretary

TRI POINTE CONTRACTORS, LP, as Guaranteeing Subsidiary By: TRI Pointe Communities, Inc., its General Partner

By:	/s/ Bradley W. Blank
Name: Bradley W. Blank
Title: Secretary

MARACAY 91, L.L.C.

MARACAY HOMES, L.L.C.

MARACAY BRIDGES, LLC

MARACAY VR, LLC

PARDEE HOMES

PARDEE HOMES OF NEVADA

THE QUADRANT CORPORATION

TRENDMAKER HOMES, INC.

WINCHESTER HOMES INC.,

as Guaranteeing Subsidiaries

By:	/s/ Bradley W. Blank
Name: Bradley W. Blank
Title: Secretary

MARACAY THUNDERBIRD, L.L.C., as Guaranteeing Subsidiary By: Maracay Homes, L.L.C., its Manager

By:	/s/ Bradley W. Blank
Name: Bradley W. Blank
Title: Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Fonda Hall
Name: Fonda Hall
Title: Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

No.	CUSIP No.: 87265H AF6
ISIN No.: US87265HAF64

5.25% Senior Notes due 2027

TRI POINTE GROUP, INC.

a Delaware corporation

promises to pay to [            ] or registered assigns

the principal sum of $[            ] (            ) Dollars on June 1, 2027.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated:

TRI POINTE GROUP, INC.

By:
Title:

By:
Title:

Authenticated:

U.S. Bank National Association, as Trustee, certifies that this is one of the Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

TRI POINTE GROUP, INC.

5.25% Senior Notes due 2027

TRI POINTE GROUP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), issued this Note under an Indenture dated as of May 23, 2016 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 8, 2017 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Notes are, and are to be, authorized and delivered. All terms used in this Notes that are defined in the Indenture shall have the meanings assigned to them therein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA, if applicable. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA, if applicable, for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

1.	Interest.

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year (each, an “Interest Payment Date”), commencing December 1, 2017, until the principal is paid or made available for payment. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from June 8, 20171, provided that, if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

The Company will pay interest on the Notes (except defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) to the persons who are registered Holders of Notes at the close of business on May 15 or November 15, as the case may be, immediately preceding the applicable interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

[1]	In the case of Notes issued on the Issue Date

3.	Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Registrar or co-Registrar.

4.	Optional Redemption.

The Company may, at its option, redeem the Notes at any time or from time to time, in whole or in part. The redemption price will be equal to the greater of the following amounts: (i) 100% of their principal amount of the Notes being redeemed; and (ii) the present value of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%).

At any time on or after December 1, 2026 (six months prior to the maturity date of the Notes), the Company may redeem the Notes, in whole at any time or in part from time to time, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

The Company will also pay accrued and unpaid interest on such Notes to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Notice of redemption may state that the redemption is conditioned upon the occurrence of other events, and will be mailed by first class mail (or delivered electronically in accordance with the procedures of the Depositary) at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address (with a copy to the Trustee). Notes in denominations larger than $2,000 may be redeemed in part. On and after the redemption date interest ceases to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the paying agent for such Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on such Notes to be redeemed) pursuant to the Indenture, provided that if the Company shall default in the payment of such Notes at the redemption price together with accrued interest, interest shall continue to accrue at the rate borne by the Notes.

5.	Denominations, Transfer, Exchange.

The Notes are in registered form only without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes by presentation of such Notes to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Note selected for redemption or purchase, except the unredeemed or unpurchased part thereof if the Note is redeemed or purchased in part, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or purchased.

6.	Persons Deemed Owners.

The registered Holder of this Note shall be treated as the owner of it for all purposes.

7.	Unclaimed Money.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

8.	Amendment, Supplement, Waiver.

The Indenture or the Notes may be amended or supplemented and any existing default or compliance with any provision of, the Indenture may be waived in accordance with the terms of the Indenture.

9.	Successor.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

10.	Trustee Dealings With Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee, including owning or pledging the Notes.

11.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

12.	Discharge of Indenture.

The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

13.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

14.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

15.	GOVERNING LAW.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.	CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of repurchase and reliance may be placed only on the other identification numbers placed thereon.

17.	Copies.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the applicable Authorizing Resolution or supplemental indenture. Requests may be made to: TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Investor Relations.

18.	Change of Control Triggering Event.

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided in the Indenture, the Company shall make an offer to each Holder of the Notes to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase in accordance with the procedures set forth in the Indenture.

19.	Defaults and Remedies.

The Events of Default relating to the Notes are defined in Article Six of the Base Indenture as modified by the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company and the Holders shall be as set forth in the Indenture.

20.	Conflicts

To the extent this Note conflicts with the terms of the Indenture the terms of the Indenture will govern.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 3.06 of the Indenture, check the box below:

☐    Section 3.06

If you want to have only part of the Note purchased by the Company pursuant to Section 3.06 of the Indenture, state the amount you elect to have purchased:

$

  ($2,000 or integral multiples of $1,000 in excess thereof)

Date:

Your Signature:

                                                                            (Sign exactly as your name appears on the face of this Note)

Signature Guaranteed

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

[FORM OF NOTATION ON NOTE OF GUARANTEE]

GUARANTEE

The undersigned (the “Guarantors”) have unconditionally guaranteed, jointly and severally (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article Five of the Supplemental Indenture and (ii) in case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

No past, present or future stockholder, officer, director, employee, incorporator, partner, member or manager, as such, of any of the Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, employee, incorporator, partner, member or manager. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of the Notes by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

[Signature of Guarantor(s)]

By:
Name:
Title

By:
Name:
Title

B-1